CROSS MEDICAL PRODUCTS, INC. AND SUBSIDIARY
                                   EXHIBIT 11
                      COMPUTATION OF NET INCOME PER SHARE
            FOR THE THREE MONTH PERIODS ENDING MARCH 31, 1997 AND 1996

                                                     Three months    Three months
                                                         ended           ended
                                                       March 31,       March 31,
                                                         1997            1996
                                                     ------------    ------------
Weighted average number of common shares outstanding   4,945,265       4,708,426

Shares issuable pursuant to stock option plans and
  stock warrants                                         226,798         278,329
                                                     ------------    ------------
Weighted average shares outstanding used in primary
  earnings per share calculation                       5,172,063       4,986,755

Shares issuable under the Convertible Subordinated
  Debentures                                             646,154
                                                     ------------    ------------
Weighted average shares outstanding used in fully
  diluted earnings per share calculation               5,818,217       4,986,755
                                                     ============    ============

Net loss from continuing operations                   $ (177,000)     $ (161,000)
                                                     ============    ============

Net income from discontinued operations               $2,691,000      $  298,000
                                                     ============    ============
Net income used in calculation of primary earnings
  per share                                           $2,514,000      $  137,000
Interest on Convertible Subordinated Debentures       $   67,000
                                                     ------------    ------------
Net income used in calculation of fully diluted
  earnings per share                                  $2,581,000      $  137,000
                                                     ============    ============

Primary earnings per share:
Net income (loss) per share from continuing operations     $(.03)          $(.03)
                                                     ============    ============
Net income per share from discontinued operations           $.52            $.06
                                                     ============    ============
Net income per share                                        $.49            $.03
                                                     ============    ============

Fully diluted earnings per share:
Net income (loss) per share from continuing operations     $(.02)          $(.03)
                                                     ============    ============
Net income per share from discontinued operations           $.46            $.06
                                                     ============    ============
Net income per share                                        $.44            $.03
                                                     ============    ============

Note:	The application of the higher of quarter-end or year end market prices in calculating fully-diluted earnings per share does not result in a change to the calculation of primary earnings per share.